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[LOGO OF AGL RESOURCES APPEARS HERE]


                                                                      Exhibit 99

                             FOR IMMEDIATE RELEASE

Contacts
Financial Community                           Media

Melanie M. Platt                              Ross Willis
Vice President, Investor Relations            Corporate Communications
(404) 584-3420                                (404) 584-3769

Joseph P. Heffron
Investor Relations Specialist
(404) 584-3427

             AGL RESOURCES COMPLETES SALE OF JOINT VENTURE INTEREST

ATLANTA, GEORGIA, September 29, 1999 ----- AGL Resources Inc. (NYSE: ATG) announced the completion today of the previously announced sale of its interest in Sonat Power Marketing L.P., a wholesale power marketer, for $25 million.

In the company's fourth fiscal quarter, which ends September 30, 1999, the company will recognize a one-time pre-tax gain of approximately $20 million associated with the completion of the sale of its interest in the power marketing joint venture. Also in the fourth quarter, the company will recognize a one-time pre-tax gain of approximately $15 million associated with the sale of its interest in Sonat Marketing Company L.P., a natural gas marketer, which was completed in August 1999. The company was not allocated any gain or loss from the joint ventures subsequent to June 30, 1999. Proceeds from the sale will be used for general corporate purposes.

Walter M. Higgins, AGL Resources' Chairman and Chief Executive Officer, commented "With the completion of the sale of our Sonat joint venture interests, our activities for fiscal year 2000 are focused entirely on utility excellence in operations and earnings, growth in our retail energy marketing and customer care businesses, and opportunities presented by pursuing strategic combinations."

AGL Resources Inc. is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, serves nearly 1.5 million customers in Georgia and southern Tennessee. Although natural gas distribution is AGL Resources' core business, it also is engaged in other energy-related businesses, including retail energy marketing, customer care services for energy marketers and wholesale and retail propane sales.

Statements made in this press release other than those containing historical information should be considered as forward-looking statements and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. AGL Resources wishes to caution readers that results and events subject to forward-looking statements could differ materially because, among other things, of the following factors: continued uncertainty regarding the impact of changes in state and federal legislation and regulation on the company and the natural gas industry, including the company's need to manage resulting challenges regarding expenses; the effects of competition, particularly in markets where prices and service providers historically have been regulated; changes in the price and demand for natural gas; and other risks and factors identified in the company's filings with the Securities and Exchange Commission.